Exhibit 5.1

www.duanemorris.com

May 8, 2008

Etelos, Inc.

1900 O’Farrell St., Suite 320

San Mateo, California  94403

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Etelos, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) of the Company relating to the registration of 5,760,741 shares of the Company’s common stock, which are issuable upon conversion of convertible debentures or upon exercise of warrants, in each case, as described in the Registration Statement (the “Shares”).

As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement.  We have also examined the Company’s articles of incorporation and bylaws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.  Based upon the foregoing, it is our opinion that the Shares to be issued upon the conversion or exercise of the convertible debentures and warrants described in the Registration Statement have been duly authorized, and, if and when issued by the Company upon such conversion or exercise in accordance with the terms of such instruments, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the reference of our name in the prospectus, which is a part of the Registration Statement, under the caption “Legal Matters.”

Sincerely,

/s/ DUANE MORRIS LLP

DUANE MORRIS LLP

101 WEST BROADWAY, SUITE 900 SAN DIEGO, CA 92101	PHONE: 619.744.2200 FAX: 619.744.2201